Exhibit 99.7

The Special Committee of the Board of Directors

Enzon Pharmaceuticals, Inc.

20 Commerce Drive, Suite 135

Cranford, NJ 07016

Dear Special Committee:

We hereby consent to the inclusion of our opinion letter, dated October 21, 2025, to the Special Committee of the Board of Directors of Enzon Pharmaceuticals, Inc. (“Enzon”) as Annex C to, and reference to such opinion letter under the heading “THE MERGER — Opinion of the Enzon Special Committee’s Financial Advisor” in, the prospectus/consent solicitation/offer to exchange relating to the proposed merger of Enzon and Viskase Companies, Inc., which prospectus/consent solicitation/offer to exchange forms a part of the Registration Statement on Form S-4 of Enzon (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ A.G.P./Alliance Global Partners LLC

A.G.P./Alliance Global Partners LLC
January 28, 2026